Exhibit 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Completes
$100 Million Credit Agreement
     Natchez, MS (February 1, 2010) — Callon Petroleum Company (NYSE: CPE) announced today that it has completed a $100 million Third Amended and Restated Senior Secured Credit Agreement with Regions Bank as the sole arranger and administrative agent.
     The Credit Agreement provides an initial borrowing base of $20 million, which will be reviewed and re-determined on a semi-annual basis. There are no borrowings outstanding under the Credit Agreement, which matures on September 25, 2012.
     The new Credit Agreement replaces the company’s existing borrowing base facility. Borrowings will be used for capital expenditures and general corporate purposes.
     “We are pleased to announce this new credit facility and to continue Callon’s long-standing relationship with Regions Bank,” B.F. Weatherly, Chief Financial Officer, explains. “This agreement adds to our strong liquidity position and will further our growth in 2010,” he adds.
     Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
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